McGraw Hill Financial
Recasted Selected Financial Information for Continuing Operations
(dollars in millions, except per share data)

(unaudited)	2014
	Q1		Q2		Q3		Q3 YTD
	Reported[1]	Performance	Reported[1]	Performance	Reported[1]	Performance	Reported[1]	Performance

Revenue	$1,196	$1,196	$1,302	$1,302	$1,263	$1,263	$3,761	$3,761
Segment operating profit (a)	454	454	521	521	404	507	1,379	1,482
Unallocated expense (b)	34	34	45	45	38	32	118	111
Operating profit	420	420	476	476	366	475	1,261	1,371
Interest expense, net	14	14	14	14	12	12	40	40
Income before taxes on income	406	406	462	462	354	463	1,221	1,331
Provision for taxes on income	138	138	152	152	139	155	428	445
Income from continuing operations	$268	$268	$310	$310	$215	$308	$793	$886

Income from continuing operations:
Diluted EPS	$0.87	$0.87	$1.04	$1.04	$0.68	$1.02	$2.59	$2.93

Totals presented may not sum due to rounding
1 Reported amounts above reflect the reclassification of McGraw Hill Construction out of McGraw Hill Financial's continuing operations

Non-GAAP adjustments included in the reported amounts and excluded from performance amounts in the table above:

(a)
Q3 2014 adjustments include a $60 million charge for certain regulatory matters, restructuring charges of $39 million, and $4 million of professional fees largely related to corporate development activities

(b)	Q3 2014 adjustment includes restructuring charges of $7 million

McGraw Hill Financial
Recasted Selected Financial Information for Continuing Operations
(dollars in millions, except per share data)

(unaudited)	2013
	Q1		Q2		Q3		Q4		Full Year
	Reported[1]	Performance	Reported[1]	Performance	Reported[1]	Performance	Reported[1]	Performance	Reported[1]	Performance

Revenue	$1,140	$1,140	$1,205	$1,205	$1,152	$1,152	$1,206	$1,206	$4,702	$4,702
Segment operating profit (a) (b)	417	417	468	468	444	423	364	389	1,693	1,697
Unallocated expense (c) (d) (e) (f)	148	28	45	34	49	38	93	42	335	142
Operating profit	269	389	423	434	395	385	271	347	1,358	1,555
Interest expense, net	15	15	16	16	14	14	14	14	59	59
Income before taxes on income	254	374	407	418	381	370	257	333	1,299	1,496
Provision for taxes on income	86	131	141	146	123	129	75	100	425	507
Income from continuing operations	$168	$243	$266	$272	$258	$241	$182	$233	$874	$989

Income from continuing operations:
Diluted EPS	$0.52	$0.78	$0.87	$0.90	$0.82	$0.77	$0.60	$0.78	$2.80	$3.22

Totals presented may not sum due to rounding
1 Reported amounts above reflect the reclassification of McGraw Hill Construction out of McGraw Hill Financial's continuing operations

Non-GAAP adjustments included in the reported amounts and excluded from performance amounts in the table above:

(a)
Q3 2013 adjustments include restructuring charges of $4 million, a gain on the sale of an equity investment held by CRISIL of $16 million, a loss on the sale of Financial Communications of $3 million, and a gain on the sale of Aviation Week of $11 million

(b)	Q4 2013 adjustment includes a $26 million restructuring charge

(c)	Q1 2013 adjustments include costs for the separation of MHE of $44 million, and pre-tax legal settlements of $77 million

(d)	Q2 2013 adjustment includes $10 million of costs for the separation of MHE

(e)	Q3 2013 adjustment includes $10 million of costs for the separation of MHE

(f)	Q4 2013 adjustments include a $36 million non-cash impairment charge related to the sale of a data center, and a $13 million charge related to terminating various leases